Fourth Quarter 2014
Conference Call Script
10/28/14

Martie Zakas, Introduction and Safe Harbor Statement

Good morning everyone. Welcome to Mueller Water Products’ 2014 fourth quarter conference call. We issued our press release reporting results of operations for the quarter ended September 30, 2014 yesterday afternoon. A copy of it is available on our website, muellerwaterproducts.com.

Mueller Water Products had 159.8 million shares of common stock outstanding at September 30, 2014.

Discussing the fourth quarter’s results this morning are Greg Hyland, our chairman, president and CEO, and Evan Hart, our CFO.

This morning’s call is being recorded and webcast live on the Internet. We have also posted slides on our website to help illustrate the quarter’s results, as well as to address forward-looking statements and our non-GAAP disclosure requirements.

At this time, please refer to slide 2. This slide identifies certain non-GAAP financial measures referenced in our press release, on our slides and on this call, and discloses the reasons why we believe that these measures provide useful information to investors. Reconciliations between GAAP and non-GAAP financial measures are included in the supplemental information within our press release and on our website.

Slide 3 addresses our forward-looking statements made on this call. This slide includes cautionary information identifying important factors that could cause actual results to differ materially from those included in forward-looking statements, as well as specific examples of forward-looking statements. Please review slides 2 and 3 in their entirety.

During this call, all references to a specific year or quarter, unless specified otherwise, refer to our fiscal year. Our fiscal year ends on September 30. All operating results discussed in these prepared remarks are from continuing operations, unless specified otherwise.

A replay of this morning’s call will be available for 30 days after the call at 1-866-418-8386. The archived webcast and corresponding slides will be available for at least 90 days in the Investor Relations section of our website. In addition, we will furnish a copy of our prepared remarks on Form 8-K later this morning.

After the prepared remarks, we will open the call to questions. I’ll now turn the call over to Greg.

Greg Hyland:

Thanks, Martie.

Thank you for joining us today as we discuss our results for the 2014 fourth quarter and full year.

I’ll begin with a brief overview of the quarter and full year, followed by Evan’s detailed financial report. I will then provide additional comments on the quarter’s results and developments in our end markets, as well as our outlook for the 2015 first quarter and full year.

We had a strong fourth quarter with net sales up 9.4 percent, adjusted operating income up 29.0 percent and adjusted EBITDA up 18.9 percent.

In the fourth quarter, Mueller Co.’s 11.5 percent increase in net sales, 27.2 percent increase in adjusted operating income and 220 basis points improvement in adjusted operating margin to 18.0 percent were primarily attributable to growth in its domestic end markets and improved operating leverage.

Anvil had its strongest year-over-year net sales growth in 2014, with fourth quarter net sales increasing 5.4 percent.

2014 was another strong year for Mueller Water Products, as evidenced by net sales growth of 5.7 percent and adjusted operating income growth of 28.7 percent. Additionally, Mueller Water Products generated free cash flow of $110.7 million, an increase of $33.1 million, or 43 percent, year-over-year; and reduced net debt leverage almost a full turn to 2.1x, compared to 3.0x at the end of 2013. Adjusted EBITDA grew 16.4 percent, and adjusted EBITDA margin for 2014 was 15.5 percent. Adjusted EBITDA margin at Mueller Co. was 21.3 percent and Anvil was 14.1 percent for 2014.

We are also pleased with the progress we made in 2014 in expanding our portfolio of leak detection technologies, including commercially launching 24/7 fixed leak detection monitoring for both transmission and distribution mains.  While these solutions were only recently introduced, we are excited about their longer-term growth potential.

Our 2014 performance reflects the ongoing operating improvements we have made over the past several years, as well as the increase in volume we have realized as our end markets have improved.

With that, I’ll turn the call over to Evan for a detailed discussion of our financial results for the quarter.

Evan Hart - Financial Summary

Thanks Greg, and good morning everyone. I’ll first review our fourth quarter consolidated financial results and then discuss segment performance.

Net sales for the 2014 fourth quarter of $320.7 million increased $27.5 million, or 9.4 percent, from the 2013 fourth quarter net sales of $293.2 million, due primarily to higher shipment volumes at both Mueller Co. and Anvil.

Gross profit increased 14.1 percent to $101.3 million for the 2014 fourth quarter compared to $88.8 million for the 2013 fourth quarter. This improvement was driven primarily by higher shipment volumes and higher sales prices. Gross margin of 31.6 percent in the 2014 fourth quarter increased 130 basis points from 30.3 percent in the 2013 fourth quarter.

Selling, general and administrative expenses were $58.2 million in the 2014 fourth quarter, or 18.1 percent of net sales.

Adjusted operating income for the 2014 fourth quarter increased 29.0 percent to $43.1 million as compared with $33.4 million for the 2013 fourth quarter. This increase was due primarily to higher shipment volumes. Adjusted operating margin also improved 200 basis points to 13.4 percent.

Adjusted EBITDA for the 2014 fourth quarter increased 18.9 percent to $57.3 million as compared with $48.2 million for the 2013 fourth quarter. Adjusted EBITDA for 2014 was $183.9 million, our highest year since 2008.

Interest expense, net for the 2014 fourth quarter declined $0.7 million to $12.0 million as compared with $12.7 million for the 2013 fourth quarter.

During the 2014 fourth quarter, income tax expense was $3.8 million on income before income taxes of $30.0 million, resulting in an effective income tax rate of 12.7 percent. The 2014 fourth quarter tax expense was reduced by $8.0 million due to releasing almost all of the deferred tax valuation allowance based on our expectation of future taxable income. Excluding this adjustment, the effective income tax rate for the 2014 fourth quarter was 39.3 percent.

Reported net income per diluted share for the 2014 fourth quarter was $0.16 and included the tax benefit I just mentioned. Adjusted net income per diluted share for the 2014 fourth quarter improved to $0.12 from $0.08 in the 2013 fourth quarter.

The 2014 fourth quarter adjusted results exclude the deferred-tax valuation allowance benefit of $8.0 million, an after-tax loss on early extinguishment of debt of $0.6 million and after-tax restructuring expenses of $0.1 million. The 2013 adjusted fourth quarter results exclude a deferred-tax valuation allowance benefit of $4.4 million and after-tax restructuring expenses of $0.1 million.

There was a weighted average of 162.6 million diluted shares of our common stock outstanding for the 2014 fourth quarter compared to a weighted average of 161.2 million diluted shares outstanding for the 2013 fourth quarter.

I’ll now move on to segment performance and begin with Mueller Co.

Net sales for the 2014 fourth quarter increased 11.5 percent to $213.0 million as compared with $191.0 million for the 2013 fourth quarter. This increase was due primarily to higher shipment volumes across most business and product lines.

Adjusted operating income for the 2014 fourth quarter improved 27.2 percent to $38.3 million as compared with $30.1 million for the 2013 fourth quarter. Adjusted operating income improved $8.2 million due primarily to higher shipment volumes. Adjusted operating margin for the 2014 fourth quarter improved 220 basis points to 18.0 percent as compared with 15.8 percent in the 2013 fourth quarter.

Adjusted EBITDA for the 2014 fourth quarter increased to $48.8 million as compared with $41.2 million for the 2013 fourth quarter. Adjusted EBITDA margin for the quarter increased 130 basis points to 22.9 percent.

I’ll now turn to Anvil…

Net sales for the 2014 fourth quarter increased 5.4 percent to $107.7 million as compared with $102.2 million for the 2013 fourth quarter. The increase resulted primarily from higher shipment volumes to its key end markets - oil & gas, commercial and industrial markets - as well as higher prices.

Adjusted operating income for the 2014 fourth quarter improved 30.2 percent to $16.8 million as compared with $12.9 million for the 2013 fourth quarter. Anvil’s adjusted operating margin increased to 15.6 percent from 12.6 percent for the 2013 fourth quarter. The increase in adjusted operating income and adjusted operating margin resulted primarily from higher shipment volumes and a gain on the sale of assets of $2.5 million, which Greg will discuss in some detail. Excluding this gain, Anvil's adjusted operating income grew 11 percent and adjusted operating margin expanded over last year.

Adjusted EBITDA for the 2014 fourth quarter increased to $20.4 million as compared with $16.5 million for the 2013 fourth quarter. Adjusted EBITDA margin for the quarter was 18.9 percent.

Corporate expenses for the 2014 fourth quarter were $12.0 million compared with $9.6 million for the 2013 fourth quarter. Most of this increase was attributable to the performance units of our stock-based compensation program, based on the year-over-year improvement in return on net assets. This improvement applied to awards granted in both 2013 and 2014.

Turning now to a discussion of our liquidity...

Free cash flow, which is cash flows from operating activities less capital expenditures, was $75.2 million for the 2014 fourth quarter compared to $58.7 million for the 2013 fourth quarter.

Additionally, we improved a measure of working capital efficiency by 100 basis points year-over-year, as evaluated by trailing four-quarter average accounts receivable, inventory, and accounts payable as a percent of net sales.

At September 30, 2014, total debt was $545.6 million and included $365.0 million of 7⅜% senior subordinated notes due 2017, $178.3 million of 8¾% senior unsecured notes due 2020 and $2.3 million of other. During the fourth quarter, we redeemed $55 million of our 7⅜ percent senior subordinated notes due 2017. Net debt leverage was down to 2.1x at September 30, 2014. Using September 30, 2014 data, we had $158.3 million of excess availability under our asset-based credit agreement.

I’ll now turn the call back to Greg.

Thanks, Evan.

I’ll now elaborate on our 2014 fourth quarter results and end markets, and provide an outlook for the 2015 first quarter and a general overview of our expectations for 2015.

I’ll begin with Mueller Co.

Mueller Co. had another quarter with strong net sales growth. Overall net sales were up 11.5 percent year-over-year. We saw net sales growth in all of our product lines with the exception of export shipments which declined about $3 million year over year. Our international business tends to be project based and can fluctuate from quarter to quarter.

Domestic net sales of our valves, hydrants and brass products grew 17 percent in the quarter year-over-year. We believe this strong growth again came from both our residential and municipal end markets. In addition, distributor inventories during the quarter declined both sequentially and year-over-year. For the full year 2014, domestic net sales of our valves, hydrants and brass products also grew 17 percent year-over-year.

We saw 14 percent net sales growth in Canada excluding the impact of unfavorable currency exchange rates.

In addition, net sales grew 30 percent at our Mueller Systems business, although it was an easier comparison.

Mueller Co.'s overall adjusted operating income grew 27.2 percent in the fourth quarter year-over-year. This strong growth was attributable to volume increases across all our product lines.

Now let's look at Mueller Systems' performance. Mueller Systems' adjusted operating income improved about $3.4 million in the fourth quarter year-over-year due to a favorable mix and lower costs.

For the full year, as well, Mueller Systems saw a mix improvement with an increase in AMI shipments. For the year, net sales grew 7.2 percent, operating performance improved about $5 million due to cost savings and the favorable mix, making it break even for the year.

Mueller Co. posted an adjusted EBITDA margin of 21.3 percent for 2014, an improvement of 250 basis points. The base business reported an EBITDA margin of 24.3 percent, an improvement of 240 basis points year-over-year, largely driven by strong growth of our domestic core valve, hydrant and brass products throughout the year. For 2014, Mueller Co.'s incremental adjusted operating income as a percentage of incremental net sales was 59 percent.

Anvil’s net sales during the quarter grew year-over-year with improvement across both the mechanical and fire protection markets driven by non-residential construction spending. This is the first quarter in 2014 that we saw increased demand from both the mechanical and fire protection markets. The energy market also continued to remain strong with net sales up 14%.

Anvil’s adjusted operating income improved 30 percent year-over-year primarily due to a gain on the sale of assets. During the fourth quarter, Anvil closed on the sale of its Bloomington, Minnesota facility, which resulted in the gain of $2.5 million. Anvil decided it could better serve its customers and grow its business by using independent sprinkler pipe fabricators rather than doing it in-house. It ceased operations at this facility and sold associated production equipment and inventory. This move also enabled us to withdraw from the Company's only multi-employer pension plan.

I'll now discuss our expectations for the full year 2015, beginning with Mueller Co.

We expect continued growth in net sales at Mueller Co., driven primarily by both the residential construction and municipal end markets. With regard to residential construction, while housing starts are expected to grow about 10 percent in calendar 2014, we believe we saw stronger growth largely due to the rate of raw land development.

As you know, development of raw land for residential construction is a key driver of demand for our products. According to recent surveys by Ivy Zelman and Associates, growth in land development activity reached record highs for their survey during the quarter with the strongest activity in the Central region of the country, which includes Texas. We expect that some of this activity will drive demand for our products in fiscal 2015. Blue chip consensus for growth in housing starts in calendar 2015 is about 18 percent, and Ivy Zelman and IHS are forecasting between 15 and 20 percent.

On the municipal front, state and local seasonally adjusted tax receipts continue to increase and hit new highs, and municipalities overall are in better fiscal shape than they have been over the last several years. We saw strong growth in our municipal business in 2014 and based on discussions with our customers and distributors, we expect to continue to see growth in demand for repair and replacement of water infrastructure at the municipal level in 2015.

The CPI for water and sewerage maintenance increased around 4 percent for the last 12 months ended August 2014. Rising water rates are a significant source of funds for municipalities to drive capital projects. Water rate increases have far outpaced those of other utilities over the last several years.

Overall for the Mueller Co. base business, which excludes our metering and leak detection products and services, we expect year-over-year net sales to increase in 2015 in a range comparable to the 7.3 percent growth we saw in the base business in 2014.

Mueller Systems is entering 2015 with a lower backlog than it had last year. We expect a number of larger AMI projects to be decided in 2015. In fact, we have outstanding quotations on some of these projects today. We expect to be successful in winning a portion of these projects, based on our historical win rate for AMI projects, but we don't think meaningful shipments from these projects will occur until 2016. Consequently, today, our expectations are for Mueller Systems' net sales in 2015 to be essentially flat.

Even with flat net sales based on our current backlog and project pipeline we expect Mueller Systems to again improve its adjusted operating income on a year-over-year basis. We believe this improved performance will come from our cost-savings initiatives, as well as from an improved mix.

For our leak detection and pipe condition assessment business, we continue to gain traction in both the domestic and international marketplaces. As with the introduction of other new technologies into the water industry, we find that we often start with pilot projects to enable water systems to test the technology and prove the value before broader-scale adoption.

During 2014, we introduced 24/7 fixed leak detection monitoring, and in 2015 we expect to complete the full commercial roll-out of this technology. We are also concentrating on building our international sales and distribution capabilities. As we have mentioned, there is a significant market opportunity for leak detection outside the United States. For example, we most recently established independent distribution in Germany.

While we expect to see strong growth in net sales in total, we believe that the investments we need to make in our technologies and to expand our geographic presence and grow our distribution will result in a negative net impact of around $5 million in 2015. We believe that these investments are necessary to achieve meaningful sales growth in the future.

Overall for Mueller Co., based on the current outlook for housing and municipal spending, we expect year-over-year net sales growth in 2015 in a range comparable to the 7.4 percent growth we saw for total Mueller Co. in 2014.

On the production side, we expect to continue to see the benefits of LEAN manufacturing and other productivity improvements. We do not expect any significant changes in our average raw material and purchased parts costs for 2015 compared to 2014.

With increased production and shipment volumes, we should benefit from stronger operating leverage and see year-over-year margin expansion.

Overall, we expect Mueller Co.’s adjusted operating income and adjusted operating margin to again increase in 2015.

Now I’ll turn to Anvil.

We expect Anvil to see slightly higher shipment volumes in 2015. The Architectural Billings Index was above “50” for most of 2014 and has had strong readings from May forward, which should drive an increase in construction spending in 2015. Most economic forecasts call for growth in 2015 for non-residential construction spending. We saw improvement in our fourth quarter non-residential construction end markets and believe this level of activity will carry over into 2015. Spending in the oil & gas markets is impacted by oil and gas prices, which have been falling recently. Most forecasts have rig counts flat to slightly up in 2015, but that could change with fluctuations in oil and gas prices. Anvil's sales to the oil & gas markets grew about 7 percent in 2014. Based on current market conditions, we expect that growth could be flat or increase slightly in 2015.

We expect the benefits of LEAN manufacturing and other productivity improvements at Anvil to at least offset inflationary increases in production costs.

Overall for Anvil, year-over-year net sales are expected to grow in the low- to mid-single digit range and adjusted operating income should grow at a greater rate.

For Mueller Water Products in 2015, we expect net sales growth in the mid-to-upper single digits. Additionally, with increased production and shipment volumes, we also expect the benefits of continued operating leverage resulting in adjusted operating income growth and adjusted operating margin expansion.

Other 2015 key variables include: corporate expenses, which are expected to be $34 to $36 million, depreciation and amortization is expected to be $58 to $60 million and interest expense is expected to be about $46 million. We expect our adjusted effective income tax rate to be near 40%. Capital expenditures are expected to be $40 to $42 million.

For 2015, we expect free cash flow to be driven primarily by improved operating results. We have substantially exhausted our federal NOLs and expect to return to being a cash taxpayer in 2015. We also expect to make only minimal cash contributions to our pension plans in 2015. As a reminder, our target is for free cash flow to exceed adjusted net income.

Turning now to our outlook for the 2015 first quarter.

I’ll start with Mueller Co. Overall for the first quarter, we expect to continue to see growth at base Mueller Co. driven primarily by demand from both residential construction and municipal spending.

Recently, momentum in the growth of the housing market recovery has slowed. However, we still believe that, with land lot development, we are benefiting from growth in residential construction. We also believe that we will see growth in the municipal market, which held up well throughout 2014.

We believe Mueller Co.'s net sales growth in the first quarter will be in the mid-to-upper single digits.

We expect both Mueller Co.’s adjusted operating income to improve and for adjusted operating margin to expand in the first quarter year-over-year. We believe this improvement will primarily be driven by an increase in domestic shipments we expect for our core products.

We anticipate that Anvil’s first quarter net sales percentage growth will be up in the mid-single digits year-over-year as we expect the momentum we saw in the non-residential construction market in the fourth quarter, to continue in the first quarter of 2015. We expect Anvil’s adjusted operating income to be slightly up on a year-over-year basis, and we expect adjusted operating margin to expand.

For Mueller Water Products as a whole, we believe the 2015 first quarter net sales percentage growth will increase in the mid-to-upper single digits year-over-year driven by performance at both Mueller Co. and Anvil. We expect solid increases in our 2015 first quarter adjusted operating income as well as expansion in adjusted operating margin year-over-year.

Reflecting on 2014, we are certainly pleased with our net sales growth, conversion margin and improvement in adjusted income from continuing operations per diluted share to $0.30 from $0.18. Our free cash flow generation of $110.7 million enabled us to reduce our total debt outstanding and lower our net debt leverage to 2.1x.

Additionally, in 2014 we continued to focus on enhancing value for our customers and expanding our intelligent water technology offerings with the introduction of several new products, including our lead-free fire hydrant, next generation gate valve (which is rated for pressures 40 percent higher than competitive valves), remote pressure monitoring, and 24/7 fixed leak monitoring for both transmission and distribution mains. We are certainly pleased with the progress that we have made and appreciate the recognition of our innovations when we received the 2014 Best Smart Water Product Solution award at the inaugural Smart Water Summit in September. We received the award for our suite of Intelligent Water Technology solutions which includes our 24/7 continuous leak monitoring for both distribution and transmission mains, our AMI system, including a remote disconnect meter, and our remote pressure monitoring offering. This award was voted on by water utility executives, representing some of the most progressive water utilities in North America.

We appreciate that we need to continue to demonstrate traction with our newer technology products and services and generate net sales growth. However as we continue to assess the marketplace demands for solutions that offer improved operational efficiency, enhanced customer service and value-added information, we are increasingly convinced that we are building the right suite of solutions.

As we just discussed, we believe that the outlook for our key end markets: new water infrastructure driven by residential construction, repair and replacement of existing water infrastructure for municipalities and non-residential construction remains positive. As our capacity utilization increases, we believe that we will continue to demonstrate operating leverage which leads to expanding margins and improved returns for our stockholders.

With that operator, I will open this call up for questions.

That concludes today’s call. Thank you for your interest in Mueller Water Products and for joining us this morning.